EXHIBIT 10.139
                                                       [Translation]
[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FRONT-END MANUFACTURING SUPPLY AGREEMENT

This Front-End Manufacturing Supply Agreement (the “Agreement”) is entered into as of July 31, 2013 by and between Micron Semiconductor Asia Pte. Ltd., a company with limited liability organized under the laws of Singapore, having an address of 990 Bendemeer Road, Singapore, 339942 (“Recipient”) and Elpida Memory, Inc., a corporation organized under the laws of Japan with its principal place of business at 2-1, Yaesu 2-chome, Chuo-ku, Tokyo, 104-0028, Japan (“Provider”).  Each of Recipient and Provider may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Provider filed a petition for commencement of corporate reorganization proceedings with the Court under the Corporate Reorganization Act of Japan on February 27, 2012, and on March 23, 2012, the Court issued an order to commence the Reorganization Proceedings;

WHEREAS, on July 2, 2012, Micron Technology, Inc. (“MTI”), the parent company of Recipient, and the Trustees of Provider entered into the Sponsor Agreement (as hereinafter defined), which provides for, among other things, MTI’s acquisition of Provider and MTI’s support of Provider’s proposed plan of reorganization in connection with the Reorganization Proceedings;

WHEREAS, as contemplated by the Sponsor Agreement, the proposed plan of reorganization was initially submitted to the Court on August 21, 2012, the Court approved submission of the proposed plan to creditors on October 31, 2012, the creditors approved the plan on February 26, 2013 and on February 28, 2013, the Court issued an order approving the proposed plan (such plan, as so approved, and as may be amended from time to time, the “Reorganization Plan”);

WHEREAS, as of the date hereof, pursuant to the Sponsor Agreement and the Reorganization Plan, MTI has become owner of one-hundred per cent (100%) of the equity of Provider, and, as a result, Provider has become part of a multinational group of companies of which Recipient is also a member, and which group is a leading provider of semiconductor solutions;

WHEREAS, the Sponsor Agreement contemplates that promptly following the Closing Date, and subject to receipt of any required approvals from the Trustees and the Court, MTI will implement the transition of Provider’s business as promptly as practicable consistent with an orderly business transition and integration process to a cost plus model as described in Attachment 7-1 and Attachment 7-2 thereto (estimated to be completed within [*] after the Closing Date) with the goal of generating more stable operating cash flows to meet the requirements of Provider’s business, including for payment of the Installment Payment obligations under the Reorganization Plan;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, the transition of Provider to the cost-plus model entails a number of steps including, among other things, (i) the transfer of certain intellectual property by Provider to MTI pursuant to that certain Intellectual Property Assignment Agreement, dated as of the date hereof, (ii) execution and delivery by Provider and MTI of that certain Research and Development Engineering Services Agreement, as of the date hereof, (iii) execution and delivery by Provider and Recipient of that certain General Services Agreement, as of the date hereof, (iv) execution and delivery by Provider and Recipient of a back-end manufacturing services agreement, as of the date hereof, (v) execution and delivery by Provider and Akita Elpida Memory, Inc. (“Akita”) of a back-end manufacturing services agreement, as of the date hereof, in substitution for the existing agreement between such parties, which will be terminated, and a general services agreement, as of the date hereof, (vi) execution and delivery by Akita and MTI of a research and development engineering services agreement, as of the date hereof, (vii) except as otherwise agreed by the Parties, the termination or assignment to Recipient or one of its Affiliates, effective on or prior to the Supply Commencement Date (defined below), of all of Provider’s and its subsidiaries’ other commitments for the sale of products to third parties, (viii) the sale of inventory held by Provider’s subsidiaries, wherever located, and the sale of finished goods owned by Provider and located in Japan, in each case as of the Supply Commencement Date, to MTI or MTI’s Affiliates on or promptly following the Supply Commencement Date under separate agreements, (ix) the consolidation of Provider’s sales and marketing subsidiaries, including Provider’s U.S. subsidiary, with MTI’s global operations through merger, consolidation or transfer of all or substantially all their respective assets, as the case may be, (x) the transfer of all or substantially all of the assets and liabilities of Semiconductor Patent Corporation to Provider prior to the IP Transfer Date (as defined in the R&D Services Agreement) and (xi) execution and delivery by Provider and Recipient of this Agreement;

WHEREAS, Recipient desires to commit to purchase every month, and Provider desires to sell to Recipient every month, all Products manufactured by Provider, on the terms and conditions set forth herein commencing on the Supply Commencement Date; and

WHEREAS, Provider possesses the requisite experience, personnel and facilities to provide the Products to Recipient and is willing to provide such Products to Recipient on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

1 – DEFINITIONS AND INTERPRETATION

1.1           DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1.1           “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, including through one or more intermediaries, controls or is controlled by, or is under common control, with such specified Person.

[*]  Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.2           “Agreement” means this Agreement, including any and all Annexes, Appendices or Exhibits hereto, and as amended from time to time.

1.1.3           “Arm’s Length Profit Percentage” means such appropriate mark-up as mutually agreed upon from time-to-time by the Parties in writing (electronic, facsimile or otherwise) in accordance with arm’s length principles and the most recent transfer pricing comparable analysis obtained by Recipient, and in a manner consistent and in accordance with the Sponsor Agreement.  Factors to be considered in determining the Arm’s Length Profit Percentage shall include overall market conditions, the profitability of comparable independent enterprises engaged in comparable transactions and the functions performed, risks assumed, and assets utilized by each Party, respectively.  The Parties agree that the initial Arm’s Length Profit Percentage as of the Supply Commencement Date will be set by Recipient based on and consistent with a recent transfer pricing comparable analysis obtained by Recipient and shall be at least [*]%.  Any subsequent adjustments to the Arm’s Length Profit Percentage will be made in accordance with Sections 2.2.3 and 2.2.4.

1.1.4           “Force Majeure Event” means any act of God, fire, flood, earthquake, tsunami, accident, riot, war, act of terrorism, act of government, embargo, or other significant difficulty which significant difficulty is beyond the reasonable control and without the fault or negligence of the applicable Party that, in the case of Provider, materially and adversely affects (a) Provider’s manufacturing operations or the products produced by Provider, in each case, taken as a whole, or (b) the supply of products by Provider to Recipient, taken as a whole, or, in the case of Recipient, causes Recipient to be unable to perform its obligations under this Agreement.  For purposes of this definition, the Parties agree that fluctuations in currency exchange rates or in DRAM prices, strike, lockout or other labor dispute, or general deterioration in the economy or in the economic conditions prevalent in the semiconductor memory industry shall not constitute a “difficulty which is beyond the reasonable control” of the applicable Party.

1.1.5           “General Services Agreement” means that certain General Services Agreement executed and delivered by Provider and Recipient as of the date hereof, as the same may be amended from time to time.

1.1.6           “Initial Products” means any wafers and components (finished or unfinished) owned by Provider as of the Supply Commencement Date that are located as of such date outside Japan.

1.1.7           “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) any and all U.S. and foreign patents issued by the patent-granting authority in any country in the world, together with any and all reissues, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, reexaminations, post-grant reviews, foreign counterparts or equivalents of any of the foregoing, wherever and whenever existing; (ii) all inventions, developments, discoveries, improvements, trade secrets, proprietary information, know-how, technology, software, technical data, and all documentation embodying or evidencing any of the foregoing; (iii) copyrights (including the rights under Articles 27 and 28 of the Japanese Copyright Act), copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) mask

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in databases and data collections throughout the world; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

1.1.8           “Licensed Products” shall mean all apparatuses, devices and products of whatever kind or nature.

1.1.9           “Manufacturing Costs” means, when used with respect to any Products, all of Provider’s costs of goods sold as determined based on Japanese statutory accounting principles and in accordance with Provider’s internal accounting policies and procedures, attributable to such Products.  Such costs shall (a) include the costs described in Section 2 of Exhibit A of Attachment 7-1 of the Sponsor Agreement, and (b) exclude Reimbursable Costs (as defined below).

1.1.10           “Manufacturing Supply” means the procurement, manufacturing, processing, sorting and conversion of materials into Products and the related packaging and delivery of such Products.

1.1.11           “Manufacturing Supply Fee” means the fee to be paid by Recipient to Provider in accordance with Section 2.2.

1.1.12           “Manufacturing Supply Fee Offsets” means, as of any applicable date, the sum of (a) revenue from the sale of Scrap materials in connection with the Manufacturing Supply and (b) gains or losses from the sale or disposal of fixed assets incurred by Provider in connection with the Manufacturing Supply, in each case, received or recognized after the date of this Agreement, to the extent not previously applied in reduction of the Manufacturing Supply Fee, and only to the extent such amounts are not included as R&D Service Fee Offsets (as such term is defined in the R&D Services Agreement) or as General Services Fee Offsets (as defined in the General Services Agreement).

1.1.13           “Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

1.1.14           “Products” means (i) any wafers manufactured by Provider and any components manufactured by Provider from wafers manufactured by Provider, in each case after the Supply Commencement Date that are completed in accordance with Orders (defined below)  as specified by Recipient and (ii) Initial Products.

1.1.15           “Product Supplies” means all materials and other components necessary for the manufacture of the Products.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.16           “R&D Services Agreement” means that certain Research and Development Engineering Services Agreement executed and delivered by Provider and MTI as of the date hereof, as the same may be amended from time to time.

1.1.17           “Reimbursable Costs” means (i) all subcontracting costs for back-end manufacturing services and (ii) all damages paid by Provider arising under or relating to its performance or breach of obligations hereunder.

1.1.18           “Scrap” means all scrap, broken wafers/parts and other remnants resulting from the provision of the Manufacturing Supply.

1.1.19           [Reserved].

1.1.20           “Specifications” means Recipient’s reasonable written specifications, standards and criteria relating to the Products or their manufacture, as communicated by Recipient to Provider in writing from time to time.

1.1.21           “Sponsor Agreement” means that Agreement on Support of Reorganization Companies by and between MTI and Nobuaki Kobayashi and Yukio Sakamoto as trustees of the Reorganization Company (as defined therein) and the Akita Reorganization Company (as defined therein), dated July 2, 2012, as amended through the date hereof, and as may be further amended from time to time in accordance with its terms.

1.1.22           “Supply Commencement Date” means the first date on which both: (i) the manufacturing, sales and other operational computing systems in use at Provider as of the date of this Agreement have been converted to MTI’s Enterprise Resources Planning System, as reasonably determined by MTI (such conversion estimated to be completed within [*] after the Closing Date); and (ii) all required approvals from the Trustees and the Court for the transition to the cost-plus model and related integration actions have been obtained (or receipt of such approvals has been waived by MTI).

1.1.23           “Third Party” means any Person other than Recipient, Provider, and their respective Affiliates.

1.1.24           “Title Transfer Point” means the point in international waters which is the first point where shipped Product is outside the territorial waters of Japan.

1.1.25           “Trademarks” means all trademarks, trade names, trade dress and service marks, and applications and registrations for any of the foregoing.

1.1.26           “Trustees” means the Initial Trustees, for so long as they are serving as trustees of Both Reorganization Companies, and any other person appointed by Both Companies’ Courts as a trustee of Both Reorganization Companies after the Execution Date, but excluding the Business Trustee.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In addition, any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Sponsor Agreement, unless the context otherwise requires.

1.2           INTERPRETATION

Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Japanese statutory accounting principles, (iii) words in the singular include the plural and vice versa, (iv) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to $ or dollar amounts are to the lawful currency of the United States of America, and all references to ¥ and yen are to the lawful currency of Japan.  All references to “day” or “days” mean calendar days.

2 – AGREEMENTS AND COVENANTS

2.1           MANUFACTURING SUPPLY

2.1.1           Product Supply; Orders.  Beginning on the Supply Commencement Date, (i) Recipient shall place one or more Orders (as defined below) every month for Products during the term of this Agreement, which Orders will specify whether and the extent to which Products will be wafers, components, probed, unprobed, assembled and/or tested and (ii) Provider shall provide to Recipient the Products manufactured pursuant to such Orders. All Products shall be ordered by such communication methods as Recipient may utilize from time to time, including written purchase orders, telephone orders, EDI and electronic mail (each such order, an “Order”).  An Order will be deemed accepted by Provider unless written notification to amend the terms of the order is provided within ten (10) business days from the date of receipt of such Order.   Recipient shall make efforts as much as possible to a reasonable extent to place Orders at least [*] days prior to shipment of the Products, and the Parties agree to work together in good faith to address any modifications of such Orders reasonably requested by Recipient.

2.1.2           Estimates.  To help Provider plan its operations and make the necessary manufacturing and purchase arrangements, Recipient agrees that on a periodic basis, as agreed upon from time-to-time by the Parties, it shall furnish to Provider estimates of Recipient’s future need for the Products.  Such estimates shall not be binding on either Party, but will be used for information purposes only.

2.1.3           Commitment to Purchase.  Each month, (i) Recipient or its Affiliates shall, to the extent within their control, cause Provider to complete the manufacture of Products and to ship such Products pursuant to Orders placed by Recipient, and (ii) Recipient shall purchase all Products manufactured and shipped pursuant to such Orders.  Promptly following the Supply Commencement Date, Recipient shall place an Order for all of the Initial Products.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.4           Exclusivity.  From and after the Supply Commencement Date, unless consented to in writing by Recipient or MTI, Provider shall manufacture products exclusively for Recipient and any of Recipient’s Affiliates designated by Recipient; provided, that, in the event this Agreement is terminated by Provider pursuant to Section 7.2.3.2 hereof, Provider may continue to manufacture products but may not sell such products to any Person other than MTI,  any of MTI’s Affiliates designated by MTI or any other Person consented to in writing by MTI, unless and until the Sponsor Agreement has been terminated in accordance with Article 24.1(3) or Article 24.6 thereof.  Nothing herein shall be interpreted as granting Provider an exclusive right to manufacture the Products for Recipient.  [*].

2.2           PRICE, INVOICING AND PAYMENTS

2.2.1           Price and Invoicing.  Upon each shipment of Products, Provider will invoice Recipient the Manufacturing Supply Fee for such Products.  The Manufacturing Supply Fee with respect to any Products shipped shall be equal to:  (i) Manufacturing Costs, plus (ii) an Arm’s Length Profit Percentage applied to the Manufacturing Costs, plus (iii) Reimbursable Costs, minus (iv) the Manufacturing Supply Fee Offsets, in each case where applicable, with each such amount calculated with respect to such Products.  The Parties acknowledge that, in practice, the Manufacturing Supply Fee amounts invoiced will be based on good faith estimates in a manner consistent with customary practices, and appropriate adjustments will be made in accordance with the second paragraph of Section 2.2.3.

2.2.2           Invoicing and Time of Payments.  Recipient shall pay Provider’s invoices issued on or prior to December 31, 2016, within [*] days of the invoice date. For invoices issued after December 31, 2016, Recipient shall use its commercially reasonable efforts to gradually transition payment terms to [*] days of the invoice date.  All invoices and payments shall be made in United States Dollars.  On any amounts not paid within [*] days of when due, Provider may charge interest at the higher of (i) [*] or (ii) [*], whichever is higher, unless a lower rate is required under applicable law, in which event Provider may charge such lower rate.

2.2.3            Arm’s Length Profit Adjustments.  The Parties agree to periodically review the appropriateness of the Arm’s Length Profit Percentage, taking into account all relevant facts and circumstances, including those factors set forth in Section 1.1.3 above.  If the Parties mutually agree to change the Arm’s Length Profit Percentage, they shall memorialize such changes in writing (electronic, facsimile or otherwise).  The Parties may mutually agree to make such adjustments prospectively or retrospectively as necessary so that the profit earned will be based on the arm’s length principle as defined in the most recent transfer pricing comparable analysis obtained by Recipient.

Promptly following the end of each month after the Supply Commencement Date, the Parties will review the amounts invoiced with respect to Products sold to Recipient during such month in relation to the actual Manufacturing Supply Fee with respect to the Products sold to Recipient during such month, and shall make appropriate adjustments, including, as applicable, debits or credits, to ensure that Provider receives the actual Manufacturing Supply Fee with respect to Products sold to Recipient during such month.  Any such adjustments shall be made promptly,

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and may be implemented by means of additional payments, debit, a refund or a credit against future payments, or other reasonable means, in a subsequent period or periods.

2.2.4            Adjustments by Tax Authorities.  Should relevant tax authorities determine that the Manufacturing Supply Fee does not represent an arm’s length compensation, both Parties will work with such tax authorities to adjust the compensation in accordance with arm’s length principles acceptable by each Party’s respective tax authorities.  The Parties agree to negotiate, in good faith, an equitable adjustment should such adjustments for prior years be required.

2.2.5            Scrap Materials.  Recipient has the option to obtain the Scrap, used pilot wafers, and secondary silicon from Provider at no additional charge as the costs of these items are already included in the price of the Products.  If Recipient exercises such option, Provider will ship the Scrap, used pilot wafers and/or secondary silicon to Recipient, and a commercial invoice will be prepared together with the shipment with an appropriate value for customs purposes only.  If Recipient does not exercise this option, Provider will dispose of the Scrap, used pilot wafers and/or secondary silicon in accordance with Recipient’s instruction.

2.3           TITLE; SHIPMENT; RISK OF LOSS

Provider shall retain title to all materials, work-in-process and finished Products, whether in die or wafer form, until such time as title for the Products passes to Recipient in accordance with this Section 2.3.  Products shall be suitably packed for shipment in Provider’s standard shipping cartons, marked for shipment to the destination specified in Recipient’s Order, and (unless otherwise stated on the front side of the commercial invoice with respect to a specific Product purchase) delivered to Recipient’s international carrier FCA Provider’s facility in Hiroshima, Japan.  Unless the Parties otherwise agree in writing, risk of damage or loss to the Products shall remain with Provider until Products are delivered to Recipient’s international carrier, at which point risk of loss shall pass to Recipient. Title to the Products shall pass from the Provider to the Recipient when the Products pass the Title Transfer Point.  Provider shall insure all Product Supplies, work-in-process and Products in its care, custody or control against loss or damage from perils covered by an “all risk” property insurance policy in the amount of the replacement cost of such Product Supplies, work-in-process and Products less the maximum yield loss allowance. The terms and conditions of the insurance shall not be altered, canceled or changed without Recipient’s prior written consent, which consent shall not be unreasonably withheld or delayed, or until ten (10) days after the termination or cancellation of this Agreement. Upon Recipient’s request therefor, Provider shall furnish Recipient a copy of the certificate of such insurance coverage.

2.4           CERTAIN COVENANTS

2.4.1           Access to Records; Record Retention.  Provider shall grant to Recipient or its representatives reasonable access to Provider’s books and records.  Provider shall, within ten (10) days of any request made by Recipient, furnish supporting data and documentation with respect to the components of the Manufacturing Supply Fee on any invoice.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4.2            Procurement; Storage. Provider shall procure and store all Product Supplies in its own name and for its own account.

2.4.3           Direction of Manufacturing Operations.   Provider and Recipient acknowledge and agree that the roles of the Business Trustee and the Trustees with respect to the operation of Provider following the Closing Date are as set forth in Article 17 of the Sponsor Agreement. In light of the commitments of Recipient hereunder, the Parties agree that, to the greatest extent possible consistent with the foregoing, in making business decisions that affect, directly or indirectly, Manufacturing Supply, the Business Trustee and the Trustees, if applicable, will consult with, and cause Provider to act in a manner consistent with guidance provided by, Recipient and its Affiliates, which guidance is not inconsistent with the Sponsor Agreement, including with respect to:  (i) business plan development; (ii) product roadmap, including node transitions; (iii) capital expenditures, including timing and amount; (iv) loading; (v) material expenditures or commitments for Product Supplies; (vi) entry into material contracts affecting or relating to manufacturing of Products; (vii) subcontracting, directly or indirectly, any element of the manufacture of Products; (viii) employee-related actions such as hiring and separation; and (ix) the matters referred to in Attachment 17.8A to the Sponsor Agreement.

2.4.4           Change of Business; New Business.  Without first obtaining Recipient’s written consent, Provider shall not, and will not cause its respective subsidiaries to, (a) make or threaten to make any substantial change in the nature of its business, (b) carry on any business other than its business as currently performed, (c) discontinue any line of business, or (d) enter into agreements with third parties for business substantially similar to that which is contemplated by this Agreement.

2.4.5           Maintenance of Insurance.  Provider shall maintain insurance policies and fidelity bonds with reputable insurers in such amounts and covering such risks as are consistent with normal industry practice for companies engaged in businesses similar to those of Provider in the same geographic region or regions with similar risks, or as otherwise reasonably requested by Recipient, including, without limitation, casualty, business interruption, earthquake and other similar insurance policies.

3 – INTELLECTUAL PROPERTY; TRADEMARKS; TRADE NAMES

3.1           ASSIGNMENT OF INTELLECTUAL PROPERTY

3.1.1           Work Product.  All new or original Intellectual Property Rights created hereunder, and all Intellectual Property Rights obtained or acquired hereunder (including obtained or acquired through services provided by Provider’s subsidiaries and/or permitted contractors) (collectively, “Work Product IP”) shall be deemed created, obtained and/or acquired exclusively for and on behalf of Recipient, and Recipient shall own all rights, title and interest thereto without further consideration by Recipient (other than reimbursement of any costs of compensation to inventor employees required under applicable laws or under any applicable internal inventor compensation program to the extent not otherwise covered as a Manufacturing Cost or recovered or recoverable under the R&D Services Agreement or General Services Agreement). Provider

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

may engage its wholly-owned subsidiaries to assist in the provision of the Manufacturing Supply so long as such subsidiaries have assigned all Intellectual Property Rights arising from such engagement to Provider and are under an obligation of confidentiality at least as protective of Recipient’s Confidential Information as the confidentiality provisions in this Agreement.  All Intellectual Property Rights created, obtained or acquired by Provider after the date of this Agreement that are not created, obtained or acquired pursuant to the R&D Services Agreement shall be deemed Work Product IP hereunder.  Provider hereby assigns, transfers and conveys to Recipient all rights, title and interests in and to the foregoing Work Product IP. For the avoidance of doubt, the Parties acknowledge that any Intellectual Property Rights created, obtained or acquired by Provider after termination of this Agreement will not be deemed Work Product IP hereunder.

3.1.2           Further Actions.  During and after the term of this Agreement, upon the request of Recipient and without further consideration, Provider shall take such further actions including, without limitation, the execution and delivery of instruments of conveyance and the securing of all waivers of and agreements not to exercise any moral (or equivalent) rights as Recipient might deem appropriate to give full effect to this Section 3.  Provider shall not exhibit, deliver or disclose any of the work created hereunder to any Third Party or use such work, or any part thereof, for any other purpose, without Recipient’s advance written consent.

3.1.3           Third Party Infringement.

3.1.3.1                                If at any time during the term of this Agreement, Provider becomes aware of a Third Party challenging or infringing upon any of Recipient’s or any of its Affiliates’ Intellectual Property Rights, Provider shall immediately notify Recipient or an Affiliate of Recipient designated by Recipient (the “Designated Affiliate”) in writing of such action, and shall, as requested by and at the expense of Recipient or its Designated Affiliate, cooperate with Recipient or its Designated Affiliate in the defense of Recipient’s or any of its Affiliates’ Intellectual Property Rights.

3.1.3.2                                Should Provider receive notice that the Products or any manufacturing process used to manufacture the Products infringes or misappropriates any Third Party proprietary or intellectual property rights, including any offer of a license to Provider for any Third Party intellectual property, Provider shall immediately provide such notice to Recipient or its Designated Affiliate.  Upon receipt of such notice by Recipient or its Designated Affiliate, Recipient or its Designated Affiliate shall take responsibility for responding to such notice, and Recipient or its Designated Affiliate, subject to the following terms and conditions, will defend Provider, at its own expense, against any claim or suit brought against Provider by any Third Party alleging that the Products or any manufacturing process used to manufacture the Products, infringes or misappropriates any Third Party proprietary or intellectual property rights (“IP Claim”).

3.1.3.3                                Provider agrees that Recipient or its Designated Affiliate shall have the sole right to defend and/or settle all IP Claims, in litigation or otherwise, and Provider shall provide Recipient or its Designated Affiliate with all reasonably requested assistance and cooperation in the defense of any IP Claim.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1.4           Retained License.

3.1.4.1                                Notwithstanding the assignment, transfer, and conveyance of the Work Product IP by Provider to Recipient set forth in Section 3.1.1, Provider shall retain, as of the date of this Agreement and up to the earlier of (a) the Supply Commencement Date and (b) the date this Agreement terminates in accordance with its terms, a fully-paid, worldwide, irrevocable, non-transferable, non-exclusive, royalty-free license, without the right to sublicense Third Parties under all Work Product IP, to make, use, sell, offer for sale, and import or export the Licensed Products made by or, subject to Section 3.1.4.3, for Provider, and to use any method or process in the manufacture of such Licensed Products.

3.1.4.2                                The retained license described in Section 3.1.4.1 above shall endure as to all Licensed Products made by or for Provider, or with respect to products with respect to which substantial preparations were made for their manufacture by or for Provider, prior to the earlier of (a) the Supply Commencement Date and (b) the date this Agreement terminates in accordance with its terms.

3.1.4.3                                The retained license described in Section 3.1.4.1 above shall not include the retention of any right for Provider to have products made by any Third Party other than Rexchip Electronics Corporation (“Rexchip”), and in the case of Rexchip, such have made right shall be limited to the manufacture by Rexchip of products, the complete design for which is provided by Provider to Rexchip, and which products are marked by Rexchip with Provider trademarks, trade names or other commercial indicia, and thereafter shipped directly to Provider, or to customers of Provider pursuant to purchase orders or other contracts entered into by and between Provider and such customers.

3.2           TRADEMARK USE AND SUBSTITUTION

Provider shall fully comply with all guidelines, if any, communicated by Recipient concerning the use of Recipient’s Trademarks including, without limitation, Trademarks assigned to Recipient by Provider (“Recipient Trademarks”).  Upon reasonable prior written notice to Provider, Recipient may substitute alternative marks for any or all Recipient Trademarks.

3.3           QUALITY CONTROL

Provider agrees to maintain the quality of the Products used in conjunction with Recipient Trademarks at a level that meets or exceeds industry standards and the Specifications provided by Recipient.  Provider shall supply Recipient with suitable samples of the Products and/or Provider’s use of Recipient Trademarks in connection with the Products at any time upon reasonable notice from Recipient.  Provider shall cooperate fully with Recipient to facilitate Recipient’s review from time to time of Provider’s use of Recipient Trademarks and of Provider’s compliance with the quality standards described herein.  Upon reasonable notice from

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Recipient, Provider shall remedy any deficiencies in its use of Recipient Trademarks and/or the quality of the Products used in conjunction with Recipient Trademarks.

3.4           NO OTHER MARKS

Other than Recipient Trademarks, Provider shall not affix any other trademark or other identifying information to the Products except as may be specified in writing by Recipient or as may be required by applicable law.

4 – WARRANTY

4.1           LIMITED WARRANTY

Provider warrants that the Products will comply with Recipient’s Specifications; will be free from defects in material, design, workmanship and title which affect form, fit or function; and will function properly under ordinary use for a period of one (1) year from the date of delivery.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  ALL WARRANTIES COVER ONLY DEFECTS ARISING UNDER NORMAL USE AND DO NOT INCLUDE MALFUNCTIONS OR FAILURES RESULTING FROM MISUSE, ABUSE, NEGLECT, ALTERATION, MODIFICATION, OR IMPROPER INSTALLATION, OR REPAIRS BY ANYONE OTHER THAN PROVIDER, RECIPIENT, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE AUTHORIZED AGENTS.

5 – CONFIDENTIALITY

Information disclosed by Recipient and Provider hereunder shall be deemed to be “Confidential Information” under, and as such shall be subject to the terms and conditions of, the Micron Wholly-Owned Subsidiary Mutual Nondisclosure Agreement between MTI, on the one hand, and Provider, on the other hand, effective on even date herewith, as may be replaced or amended from time to time (the “Confidentiality Agreement”).  Work Product IP shall be deemed to be “Micron Confidential Information” under, and as such shall be subject to the terms and conditions of, the Confidentiality Agreement.  All Confidential Information disclosed by Recipient to Provider shall remain the exclusive property of Recipient.  Except as otherwise provided by the Confidentiality Agreement, Provider shall not use the Confidential Information for any purpose other than to perform its obligations under this Agreement or otherwise for the benefit of Recipient.  The obligations hereunder shall be in addition to and not reduce the obligations under the Confidentiality Agreement. If the Confidentiality Agreement expires without being replaced prior to the expiration of this Agreement, the Confidentiality Agreement shall remain in effect with respect to Confidential Information disclosed hereunder.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6 – REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that it has full capacity, legal and otherwise, to enter into and perform this Agreement, and this Agreement has been duly authorized and executed by a duly authorized representative of such Party.  Each Party represents and warrants to the other Party that it has all necessary licenses, permits and consents required to enter into and perform this Agreement.

7 – TERM; TERMINATION

7.1           TERM

7.1.1           Duration of Agreement.  This Agreement shall be effective from the date hereof until terminated in accordance with the terms hereof.

7.1.2           Recipient Election.  If elected by Recipient at any time prior to the Supply Commencement Date, with respect to the period commencing on the effective date of such election until the Supply Commencement Date,  the Parties agree they will make appropriate provisions as between the Parties, as reasonably determined by Recipient after consultation with Provider, to give effect to the economics of this Agreement as if the Supply Commencement Date had occurred on the effective date of such election and all manufacture, supply, shipment and purchases of products during such period had taken place in accordance with the terms of this Agreement after the occurrence of the Supply Commencement Date.  Recipient may make the foregoing election by giving written notice thereof to Provider, and such notice shall specify the effective date of the election.  The effective date of any such election shall be the first day of a calendar month following delivery of such written notice specified in such notice.

7.2            TERMINATION

This Agreement may be terminated by the Parties only as provided in Section 7.2.1 through 7.2.10 below.

7.2.1           Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual agreement in writing.

7.2.2           Certain Breaches.  Recipient may terminate this Agreement if Provider (x) unreasonably fails to take any action or actions required to comply with any provision of this Agreement or (y) fails to take any action or actions consistent with the reasonable guidance and direction provided by Recipient or its Affiliates that directly or indirectly relates to manufacturing operations, products or supply, including with respect to the matters referred to in Section 2.4.3 above, which failure or failures, individually or in the aggregate, (I) materially and adversely affect, or is  or are reasonably likely to materially and adversely affect, (a) Provider’s manufacturing operations or the products produced by Provider, in each case, taken as a whole, or (b) the supply of products by Provider to Recipient, taken as a whole, or (II) results or is reasonably likely to result in Recipient not receiving material benefits to which it is entitled under any material provision hereunder, which failure or failures continue for 90

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

days following written notice of such failure or failures from Recipient.  For avoidance of doubt, for purposes of this Section 7.2.2, (i) the unreasonableness of any failure to take any action or actions required to comply with any provision of this Agreement and the reasonableness of any guidance and direction provided by Recipient or its Affiliate will be subject to and determined in accordance with the applicable provisions of the Sponsor Agreement (including Article 17), including whether such action or inaction is a violation of applicable law or legal regulation,  (ii) this Section 7.2.2 shall not apply to any failure to take any action that occurs during a period when either (X) there is no Business Trustee designated by Sponsor unless Sponsor has petitioned the Court for the appointment of a reasonably qualified Business Trustee without success, or (Y) there is a Business Trustee designated by Sponsor unless the Sponsor has petitioned the Court to replace such Business Trustee with a reasonably qualified candidate without success, and (iii) an omission to act shall be deemed to be an action.

In the event Recipient has given Provider notice of failure or failures pursuant to the preceding paragraph, Recipient and Provider shall engage in discussions, which may include consultation with the Trustees, in a good faith effort to resolve the circumstances giving rise to such claimed failure or failures during the 90 day period following delivery of such notice.

7.2.3	Change of Control; Insolvency.

7.2.3.1                      If, other than as a result of the voluntary transfer by MTI of shares (including pursuant to a pledge of or other grant of a security interest in shares by MTI and attachment of shares by a Third Party), the issued and outstanding shares of Provider undergo a change in control, so that its status as a corporation owned or controlled, directly or indirectly, by MTI, ceases, or if MTI’s direct or indirect ownership or control of Provider is materially and adversely impacted by extraordinary governmental action or by operation of law (it being understood that the restrictions on MTI’s rights as a shareholder of Provider under the Corporate Reorganization Act and the Reorganization Plan do not constitute lack of control for purposes of this Section 7.2.3.1 and actions in accordance with the Sponsor Agreement or the Reorganization Plan shall not constitute extraordinary government action or operation of law that gives rise to a right for Recipient to terminate this Agreement pursuant to this Section 7.2.3.1), Recipient may, in its sole discretion, terminate this Agreement.

7.2.3.2                      If (a) the issued and outstanding shares of Recipient undergo a change in control, so that its status as a corporation owned or controlled, directly or indirectly, by MTI, ceases, or (b) if Recipient becomes insolvent under applicable law, then Provider may, in its sole discretion, terminate this Agreement unless, within 30 days following receipt of a written notice from Provider of its intention to exercise its termination right hereunder, (x) the rights and obligations of such Recipient under this Agreement have been assigned pursuant to Section 8.4 to another Person that is solvent that is either MTI or a Person owned or controlled, directly or indirectly, by MTI, and (y) all amounts owing to Provider under this Agreement that are past due, if any, are paid.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.4           Reorganization Plan.  Recipient may terminate this Agreement if the Reorganization Plan is amended, without MTI’s prior written consent, in a manner that is, or would reasonably be expected to be, materially adverse to the interests of Recipient or its Affiliates (including Provider), individually or in the aggregate.  Unless otherwise agreed in writing by the Recipient and Provider, this Agreement will terminate automatically if the order approving the Reorganization Plan is revoked or cancelled or if an order of abolition (haishi) of the Reorganization Proceedings is issued.

7.2.5           Termination of Sponsor Agreement.  Unless otherwise agreed in writing by the Recipient and Provider, this Agreement will terminate automatically upon the termination of the Sponsor Agreement pursuant to Article 24.1(3) or Article 24.6 of the Sponsor Agreement.

7.2.6           Completion of Installment Payments.  Recipient may terminate this Agreement (a) at any time following payment in full of all Installment Payments or (b) subject to Court approval of such termination, after such time as sufficient funds have been provided to the Trustee from Provider, Recipient, any of their respective Affiliates, or a combination thereof to enable the payment in full of all Installment Payments.

7.2.7           Payment Guarantee.  Subject to Court approval of such termination, Recipient may terminate this Agreement at any time after MTI has provided a payment guarantee of the remaining Installment Payments under the Both Companies’ Reorganization Plans (in form and substance reasonably acceptable to the Trustees and the Court).

7.2.8           Force Majeure.  Recipient may terminate this Agreement if, following the occurrence of a Force Majeure Event with respect to Provider and after Recipient has consulted with Trustees about the Force Majeure Event, the consultation of which shall be made in good faith and in a manner consistent with the purposes of the Sponsor Agreement, Provider fails to take action or actions consistent with the reasonable guidance and direction provided by Recipient or its Affiliates in good faith for the purpose of effecting a recovery from such Force Majeure Event, which failure or failures, individually or in the aggregate, materially and adversely affects, or are reasonably likely to materially and adversely affect, the ability to implement such recovery in a commercially reasonable manner, and which failure or failures, or material and adverse effect(s) continue for 90 days following written notice of such failure or failures from Recipient.

In the event Recipient has given Provider a notice of failure pursuant to the preceding paragraph, Recipient and Provider shall engage in discussions, which may include consultation with the Trustees, in a good faith effort to resolve the circumstances giving rise to such claimed failure or failures during the 90 day period following delivery of such notice.

Following a Force Majeure Event with respect to Provider that results in Provider being unable or failing to manufacture or ship Products, so long as Provider has used its reasonable best efforts to manufacture and ship Products hereunder, Recipient shall, unless otherwise agreed, continue to pay the Manufacturing Supply Fee (net of any proceeds received by Provider under casualty, business interruption or similar insurance policies) on a monthly basis as if purchases of Product had continued unaffected hereunder unless and until this Agreement is terminated in

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

 accordance with its terms.

7.2.9           Cross-Termination.  Recipient may terminate this Agreement if either (a) the General Services Agreement is terminated in accordance with its terms or (b) the R&D Services Agreement is terminated in accordance with its terms (other than a termination by MTI pursuant to Section 17.2.2 thereof). If the General Services Agreement is terminated by Provider in accordance with its terms, Provider may terminate this Agreement.

7.2.10           Notice of Termination.  Any termination of this Agreement at the election of a Party pursuant to this Section 7.2 shall be effective upon delivery of written notice of such termination to the other Party.

7.3           LIABILITY AND ITS LIMITATIONS; SURVIVAL; NO FURTHER OBLIGATIONS

7.3.1           Liability and its Limitations.  IN THE EVENT OF TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY BECAUSE OF SUCH TERMINATION FOR COMPENSATION, REIMBURSEMENT OR DAMAGES INCLUDING ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF PROVIDER OR RECIPIENT.  SUBJECT TO THE FOREGOING, ANY TERMINATION OF THIS AGREEMENT SHALL NOT AFFECT ANY RIGHTS OR LIABILITIES OF THE PARTIES WHICH HAVE ACCRUED UNDER THE TERMS OF THIS AGREEMENT PRIOR TO THE DATE OF SUCH TERMINATION, INCLUDING, BUT NOT LIMITED TO, LIABILITIES TO COMPENSATE DAMAGES ACCRUED PRIOR TO THE DATE OF SUCH TERMINATION ARISING UNDER OR RELATING TO PERFORMANCE OR BREACH  OF OBLIGATIONS UNDER THIS AGREEMENT.  For the avoidance of doubt, this Section 7.3.1 shall not prevent a Party from claiming for damages accrued arising under or relating to the other Party’s performance or breach of obligations under this Agreement, subject to the foregoing limitations; provided, further, that in no event shall any Party or its representatives (which, in the case of the Provider, shall include the Trustees under the Sponsor Agreement) receive a double recovery under this Agreement and any other agreement in connection with the same set of facts and circumstances.

7.3.2           Survival of Certain Terms.  The provisions of Sections 3.1, 4 through 6, 7.3, 8 and 9 shall survive the termination or expiration of this Agreement for any reason.  The provisions of Sections 2.1.4 and 2.4.4 shall survive the termination or expiration of this Agreement for any reason other than for a termination pursuant to Section 7.2.5; provided, that, in the event this Agreement is terminated pursuant to Section 7.2.3.2 or the last sentence of Section 7.2.4, Sections 2.1.4 and 2.4.4 will survive unless and until the Sponsor Agreement is terminated in accordance with Article 24.1(3) or Article 24.6 thereof, at which time said Sections 2.1.4 and 2.4.4 will terminate. All other rights and obligations of the Parties shall cease upon termination or expiration of this Agreement except for Recipient’s obligation to pay for the Products delivered during the term of this Agreement, as well as any Products manufactured during the

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

term of this Agreement but delivered thereafter (unless otherwise agreed by Recipient and Provider in writing).

8 – GENERAL PROVISIONS

8.1           ENTIRE AGREEMENT

This Agreement is being entered into pursuant to MTI’s commitments under Article 7.1 of the Sponsor Agreement, and does not purport to supersede any provision of the Sponsor Agreement.  Subject to the foregoing, this Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter.  In the event of any conflict between the provisions of this Agreement and any prior agreement between the Parties governing the disposition of Intellectual Property Rights, this Agreement shall control to the extent necessary to resolve such conflict.  Except as provided in this Agreement, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct or indirect, collateral, expressed or implied made by the Parties with respect to the subject matter hereof.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorized representatives of each Party.

8.2           OTHER CONTRACTUAL RELATIONSHIPS BETWEEN THE PARTIES

The Parties acknowledge they have or may have in the future other contractual relationships between them. It is both Parties’ intentions and in both Parties’ interest to keep separate the different contractual relationships between the Parties.  Accordingly, the matters regulated in this Agreement shall in no way be affected by any term or condition other than those set forth in this Agreement.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event will any costs or expenses of Provider that are paid to Provider by Recipient hereunder be recovered or recoverable by Provider from Recipient or any of its Affiliates under any other agreement.

8.3           SEVERABILITY

The invalidity or unenforceability of any provision or any covenant of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision or covenant in any other jurisdiction or of any other provision or covenant hereof or herein contained, and any invalid provision or covenant shall be deemed to be severable.  The Parties shall negotiate in good faith to replace any provision declared invalid or unenforceable with a new valid and enforceable provision that preserves the original intention of the Parties.

8.4           ASSIGNABILITY; SUCCESSORS AND ASSIGNS

No Party shall assign its rights, interests and/or obligations under this Agreement without the other Party’s prior written consent; provided, however, Recipient may assign its rights, interests and/or obligations to MTI or an Affiliate of MTI, in which case, (i) such assignee shall become

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Recipient” for all purposes hereunder from and after the effective date of such assignment, and (ii) the assignor shall not be released from its obligations under this Agreement unless and until such time as the assignor ceases to be an Affiliate of MTI.  Subject to such limitation, this Agreement shall inure to the benefit of and be binding upon each Party and their respective legal representatives, successors and permitted assignees.

8.5           INDEPENDENT PARTIES

The relationship of the Parties hereunder is that of independent contractors, and nothing herein shall confer on either Party the status of employee, agent, partner or joint venture of the other Party.  All financial obligations associated with Provider’s business are the sole responsibility of Provider.  All sales and other agreements between Provider and its customers are Provider’s exclusive responsibility and will have no effect on Provider’s obligations under this Agreement.  Nothing in this Agreement shall authorize one Party to represent, or act in an agency relationship with respect to, the other Party.  Provider has no authority, express or implied, by virtue of this Agreement to create any or incur any liability on Recipient’s behalf.

8.6           NON-WAIVER

The failure of a Party to exercise any right, power or option hereunder or to insist upon the other Party’s compliance with the terms and conditions hereof shall not constitute a waiver of such terms and conditions with respect to that or any subsequent breach nor a waiver by the non-breaching Party of its rights at any time thereafter to require strict compliance with all terms and conditions hereof, including the terms or conditions with respect to which such Party may have not insisted on full compliance.

8.7           TAXES

All taxes or other levies must be settled by the Party liable for payment in accordance with the provisions of this Agreement, or, if not provided for, in accordance with applicable laws.

8.8           FORCE MAJEURE

Neither Party shall be liable in damages, or except as expressly set forth in Section 7.2.8, shall be subject to termination of this Agreement by the other Party, for any delay or default in performing any obligation hereunder if that delay or default is due to any Force Majeure Event and without fault or negligence of that Party; provided that, in order to excuse its delay or default hereunder, a Party shall promptly notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; and provided further that, after the termination of such occurrence or cause, the affected Party shall give prompt notice thereof to the other Party, specifying the date of such termination. All obligations of both Parties shall return to full force and effect upon the termination of such Force Majeure Event.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.9           NOTICES

All notices, consents and approvals (hereinafter referred to as “Notice”) permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or sent by courier or transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, addressed as follows:

If to Provider:

Elpida Memory, Inc.
2-1, Yaesu 2-chome
Chuo-ku
Tokyo 104-0028
Attn: [*]
Fax: [*]

and if to Recipient:

Micron Semiconductor Asia Pte. Ltd.
1 North Coast Drive
Singapore 757432
Attention: [*]
Facsimile: [*]

With a copy to:

Micron Semiconductor Asia Pte. Ltd.
1 North Coast Drive
Singapore 757432
Attention: [*]
Facsimile: [*]

Any Notice so given shall be deemed to have been received on the date of delivery if sent by courier, facsimile transmission or other form of recorded communication, as the case may be. Either Party may, from time to time, by Notice change its address for the purposes of this Agreement.

A copy of any Notice delivered by Recipient in accordance with Sections 7.1.2, 7.2.2, 7.2.8, 7.2.10 and 8.8 hereunder will be provided to the Trustee at Kobayashi & Associates Law Office, Kioicho Building 14F, 3-12, Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan, facsimile:  [*].

8.10           APPLICABLE LAW AND VENUE

This Agreement shall be governed by and construed in accordance with the laws of Japan, without giving effect to its conflicts of law principles.  The U.N. Convention on Contracts for the

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

International Sale of Goods is hereby expressly excluded from applying to any purchase of the Products hereunder. The Parties agree that any court located in Tokyo, Japan shall provide the exclusive judicial venue for any disputes concerning this Agreement or either Party’s performance hereunder.

8.11                      LANGUAGE

This Agreement is executed in the Japanese language, and shall be construed in accordance with the rules of grammar commonly associated with the construction of legal documents in the Japanese language (except as expressly provided herein).  Even if this Agreement is translated into a language other than the Japanese language, only the Japanese language version is the official version of this Agreement, the Japanese language version shall always prevail over any translation in any language other than the Japanese language, and the translation may not be used as the basis for any interpretation of this Agreement.

8.12           FURTHER ASSURANCES

The Parties agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent.

8.13           COUNTERPARTS; EFFECTIVENESS

This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or in a scanned electronic file, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.

8.14           EXPORT CONTROL

The Parties acknowledge that the transactions contemplated by this Agreement may be subject to the export laws and regulations of the Parties’ home countries and hereby agree to comply with such laws and regulations.

8.15           AMENDMENT

Amendment to or modification of any provision whatsoever of this Agreement is valid only in case where it has been executed in a writing affixed with the name and seal of, or signature of, the representative of each of the Parties and has been approved by the Court, provided that no such Court approval shall be required for any such amendment or modification entered into in the ordinary course of business.  For avoidance of doubt, and without limitation, amendments and modifications that pertain to ordinary course of business activities under this Agreement will be considered “entered into in the ordinary course of business.”

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9 – FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

Neither Party, its subcontractors nor any of their respective officers, directors, employees or agents shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality, political party or candidate or government- or state-owned enterprise) or official of any international organization, to influence his, her or its decision, or to gain any other advantage for either Party in connection with this Agreement.  In addition, each Party represents and warrants that it does not act as a consultant, agent or representative for, and is otherwise not affiliated with, any government, government official, political party, or government- or state-owned enterprise, and shall advise the other Party promptly in writing prior to entering into any such relationship. Each Party shall provide, or shall cause to be provided, anti-corruption training to all of its officers, employees, agents and subcontractors involved with performance of this Agreement, and shall notify them of the requirements of this Section 9.

Each Party shall immediately notify the other Party if it has any reason to believe that a violation of this Section 9 has occurred or may likely occur.  The Parties shall cooperate fully in any investigation of any such potential violation.  If a violation has occurred, the violating Party shall immediately pay to the other Party an amount equal to the amount of the payment or the value of the gift that gives rise to such violation.  The violating Party shall also indemnify, defend and hold harmless the other Party for all costs, losses and expenses arising out of such violation. Either Party may, either directly or through its authorized representatives, audit any and all of the other Party’s records relating to the performance of this Agreement and interview any of the other Parties’ officers, employees and agents for the purpose of determining whether there has been compliance with this Section 9.  Either Party may also disclose this Agreement, and any facts relating to this Agreement, to any governmental body or agency in connection with any investigations or inquiries into compliance with this Section 9.

[Signatures on following page]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

MICRON SEMICONDUCTOR	ELPIDA MEMORY, INC.
ASIA PTE. LTD.

/s/ Brian J. Shields	/s/ Yukio Sakamoto
Signature	Signature

Brian J. Shields	Yukio Sakamoto
Print name	Print name

Senior Managing Director and Chairman	Trustee
Print title	Print title

/s/ Nobuaki Kobayashi
Signature

Nobuaki Kobayashi
Print name

Trustee
Print title

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]